EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of NBC Capital Corporation of our reports dated February 8, 2006 (except for Note W, as to which the date is February 26, 2006), relating to the consolidated financial statements of NBC Capital Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of NBC Capital Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ T.E. LOTT & COMPANY

Columbus, Mississippi

May 17, 2006